Exhibit 99.1

Investors Real Estate Trust Announces

Authorization of Redemption of 8.25% Series A Cumulative Redeemable Preferred Shares and Distributions for the Second Quarter of Fiscal Year 2017

MINOT, N.D., September 1, 2016 — Investors Real Estate Trust (NYSE: IRET) (NYSE: IRET PR) (NYSE: IRET PRB), a real estate investment trust focused on the acquisition, development, redevelopment and management of multifamily communities located primarily in select growth markets throughout the Midwest, today announced that its Board of Trustees has authorized the redemption of some or all of its 1,150,000 outstanding shares of 8.25% Series A Cumulative Redeemable Preferred Shares (NYSE: IRET PR) (the “Preferred A Shares”) from time to time, but no later than by December 31, 2016. Each redemption date and the number of shares to be redeemed will be determined by IRET, and may be contingent upon the occurrence of certain events. This authorization does not obligate IRET to redeem any particular amount of shares and the specifics of any particular redemption will be disclosed by IRET, as applicable, in subsequent press releases.

The Preferred A Shares will be redeemed at a cash redemption price of $25.00 per share, plus any accumulated and unpaid distributions up to and including the applicable redemption date, without interest. All Preferred A Shares are held by Cede & Co. as nominee of the Depository Trust Company, or DTC, and are held in in book-entry form through DTC. Accordingly, any redemption of the Preferred A Shares, including payment of the redemption price, will be completed according to DTC’s procedures. This press release does not constitute a notice of redemption under IRET’s Articles of Amendment and Third Restated Declaration of Trust governing the Preferred A Shares.

Additionally, the Board of Trustees has declared a regular quarterly distribution of $0.13 per share/unit, payable on October 3, 2016 to common shareholders and unitholders of record at the close of business on September 15, 2016. This $0.13 per common share/unit distribution will be the 182nd consecutive quarterly distribution paid by IRET since its inception in 1970.  The previous regular quarterly distribution, also $0.13 per common share/unit, was paid on July 1, 2016.

IRET’s Board of Trustees also declared a distribution of $0.515625 per share on the Preferred A Shares, payable on September 30, 2016 to holders of record at the close of business on September 15, 2016. Preferred A Share distributions are cumulative and payable quarterly in arrears at an annual rate of $2.0625 per share.

Additionally, its Board of Trustees declared a distribution of $0.496875 per share on the 7.95% Series B Cumulative Redeemable Preferred Shares (NYSE: IRET PRB), payable on September 30, 2016 to holders of record at the close of business on September 15, 2016. Series B preferred share distributions are cumulative and payable quarterly in arrears at an annual rate of $1.9875 per share.

About IRET

IRET focuses on the acquisition, development, redevelopment and management of multifamily communities located primarily in select growth markets throughout the Midwest.  As of April 30, 2016, IRET owned interests in 146 properties, consisting of: (1) 99 multifamily properties consisting of 12,950 units, and (2) 47 commercial properties, including 31 healthcare properties, containing a total of approximately 2.9 million square feet of leasable space.  IRET’s common shares, Series A preferred shares and Series B preferred shares are publicly traded on the New York Stock Exchange (NYSE symbols: IRET, IRETPR and IRETPRB, respectively). IRET’s press releases and supplemental information are available on its website at www.iret.com or by contacting Investor Relations at 701-837-7104.

Forward-Looking Statements

Certain statements in this press release, including statements regarding IRET’s plans and expectations with respect to the redemption of the Preferred A Shares, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from projected results.  Such risks, uncertainties and other factors include, but are not limited to:  changes in operating costs, fluctuations in interest rates, the effect of government regulation, the availability of capital, changes in general and local economic and real estate market conditions, competition, our ability to attract and retain skilled personnel, and those risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for fiscal year ended April 30, 2016.  We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

CONTACT INFO

Investor Relations

Stephen Swett
phone: 701-837-7104
email: IR@iret.com